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                                                                     EXHIBIT 2.3

                               ARTICLES OF MERGER

     THESE ARTICLES OF MERGER, adopted pursuant to Nevada Corporation Law, NRS Chapter 92A, wherein TITAN ENERGY CORP., INC. and POWER EXPLORATION, INC., have adopted a Plan of Merger whereby POWER EXPLORATION, INC., shall be the surviving corporation.


                                   ARTICLE I.

     TITAN ENERGY CORP., INC. is a corporation duly organized and existing under the laws of the State of Colorado. POWER EXPLORATION, INC. is a corporation duly organized and existing under the laws of the State of Nevada.

     POWER EXPLORATION, INC. shall be the surviving corporation and shall succeed to all the rights, privileges, immunities, franchises, debts due, liabilities, obligations and powers of Titan Energy Corp., Inc. and shall continue to be subject to all the duties and liabilities of a corporation organized under the Corporation Law of the State of Nevada.

                                  ARTICLE II.

     The Plan of Merger was approved by the Shareholders of the Parties hereto as hereafter described:

     The Plan of Merger was adopted by TITAN ENERGY CORP., INC., in accordance with the Corporation Law of the State of Colorado, as follows:

     Total Shares        Voting For The      Against        Per Cent in
     Outstanding            Merger                             Favor
      11,060,925           7,155,312           -0-             64.69%

     The Shareholders approved this action on July 24, 1998.

     The Plan of Merger was adopted by POWER EXPLORATION, INC., in accordance with the Corporation Law of the State of Nevada, as follows:

     Total Shares        Voting For The      Against        Per Cent in
     Outstanding             Merger                            Favor
         10                    10              -0-              100%

                               Articles of Merger
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     The Shareholders approved this action on August 1, 1998.

     Therefore the Plan of Merger was adopted by both Corporations.

                                  ARTICLE III.

     Prior to the merger, Power Exploration, Inc, shares consisted of 50,000,000 shares of common voting stock, of $.02 par value authorized, 10 shares were issued and outstanding. These shares shall be converted into and become as a matter of law and without any action on the part of the holder thereof, 10 shares of the surviving Nevada Corporation - POWER EXPLORATION, INC.

     Prior to the merger, TITAN ENERGY CORP., INC., shares consisted of 15,000,000 shares of common voting stock, of $0.02 par value, with 11,060,925 shares issued and outstanding. These shares shall be converted into and become as a matter of law and without any action on the part of the holder thereof 11,060,925 shares of POWER EXPLORATION, INC. a Nevada Corporation and each former stockholder of record of the TITAN ENERGY CORP., INC. shall receive the same number as they previously owned.

     Therefore, the merger shall result in 11,060,935 shares issued and outstanding of common voting stock of $.02 par value, with 50,000,000 shares authorized.

                                  ARTICLE IV.

     The entire Agreement and Plan of Merger shall be held on file with the Resident Agent for POWER EXPLORATION, INC. at 3230 E. Flamingo Road, Suite 156, Las Vegas, Nevada 89121 and at the Corporate Office at 5020 Collinwood, Ste. 201, Fort Worth, Texas 76107.







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         WE THE UNDERSIGNED, have executed this document on behalf of each
Corporation, as its duly authorized representatives, pursuant to the Corporate Laws of its respective place of incorporation and in accordance with its constituent documents.


TITAN ENERGY CORP., INC.                     POWER EXPLORATION, INC.
(A COLORADO CORPORATION)                     (A NEVADA CORPORATION)



/s/ JOE BILL BENNETT                         /s/ MARK S. ZOUVAS
-------------------------                    -------------------------
Joe Bill Bennett                             Mark S. Zouvas
VICE-PRESIDENT                               VICE PRESIDENT & C.F.O.



/s/  PATTYE J. HILL                          /s/  PATTYE J. HILL
-------------------------                    -------------------------
Pattye J. Hill                               Pattye J. Hill
SECRETARY                                    TREASURER



STATE OF TEXAS    )

COUNTY OF TARRANT )

This instrument was acknowledged before me on August 19, 1998 by Joe Bill Bennett as Vice President, and Pattye Hill as Secretary of Titan Energy Corp., Inc., a Colorado Corporation; and Mark S. Zouvas as Vice President and C.F.O. and Pattye Hill as Secretary of Power Exploration, Inc., a Nevada Corporation, on behalf of said corporations.

                                             /s/ BEVERLY ANN GLASER
                                             ------------------------------
                                             Beverly Ann Glaser
                                             Notary Public in and for the
                                             State of Texas

                                             [SEAL]


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